Bellerophon Appoints Ted Wang, Ph.D., of Puissance Capital Management, to its Board of Directors

Warren, NJ, November 30, 2017 - Bellerophon Therapeutics, Inc. (Nasdaq: BLPH), a clinical-stage biotherapeutics company, today announced the appointment of Ted Wang, Ph.D., Chief Investment Officer of Puissance Capital Management, to its Board of Directors. Bellerophon’s Board now includes 10 members.

Dr. Wang is the Chief Investment Officer of Puissance Capital Management, a global asset manager founded in 2015 with offices in the U.S. and China. Puissance was the lead investor in Bellerophon’s recently completed $23.4 million private placement.  Prior to founding Puissance, Dr. Wang was a Partner of Goldman Sachs & Co. in New York. During his 18-year tenure at Goldman Sachs, he held many leadership positions, most recently as Co-Head of U.S. Equities Trading and Global Co-Head of One Delta Trading and a member of the Goldman Sachs Risk Committee. Dr. Wang holds a Ph.D. in Physics from the University of Minnesota, an M.B.A. from the University of Texas, Austin, and a B.S. from Fudan University, China.

“We are very pleased to welcome Ted to our Board,” said Jonathan Peacock, Chairman of the Board of Directors of Bellerophon Therapeutics. “ He shares our excitement for the potential of the INOpulse platform and has already built a great relationship with the Company. We know that Ted will bring great value in working with the Board to help guide the future development of Bellerophon.”

“I am pleased to be joining Bellerophon’s Board at such an exciting time in the Company’s development,” said Dr. Wang. “With a strong balance sheet and rapidly developing programs in PAH, and Pulmonary Hypertension associated with Interstial Lung Disease and COPD, Bellerophon is well-positioned for future success. I look forward to working with the Board and supporting the Company’s continued development.”

About Bellerophon

Bellerophon Therapeutics is a clinical-stage biotherapeutics company focused on developing innovative therapies at the intersection of drugs and devices that address significant unmet medical needs in the treatment of cardiopulmonary diseases. The Company is currently developing three product candidates under its INOpulse program, a proprietary pulsatile nitric oxide delivery system. The first is for the treatment of pulmonary arterial hypertension (PAH), for which the Company has commenced Phase 3 clinical trials. The second is for the treatment of pulmonary hypertension associated with chronic obstructive pulmonary disease (PH-COPD) and the third candidate is for the treatment of pulmonary hypertension associated with Interstitial Lung Disease (PH-ILD), both of which are in Phase 2 development. For more information, please visit www.bellerophon.com.

Forward-looking Statements

Any statements in this press release about Bellerophon’s future expectations, plans and prospects, including statements about the clinical development of its product candidates, regulatory actions with respect to the Company’s clinical trials and expectations regarding the sufficiency of the Company’s cash balance to fund clinical trials, operating expenses and capital expenditures, and other statements containing the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties inherent in the initiation of future clinical trials, availability and timing of data from ongoing and future clinical trials and the results of such trials, whether preliminary or interim results from a clinical trial will be predictive of the final results of that trial or whether results of early clinical trials will be indicative of the results of later clinical trials, expectations for regulatory approvals, the FDA’s substantial discretion in the approval process, availability of funding sufficient for our foreseeable and unforeseeable operating expenses and capital expenditure requirements and other factors discussed in the “Risk Factors” section of the Company’s most recent filings with the Securities and Exchange Commission. In addition, any forward-looking statements included in this press release represent Bellerophon’s views only as of the date of this release and should not be relied upon as representing the Company’s views as of any subsequent date. The Company specifically disclaims any obligation to update any forward-looking statements included in this press release.

Contacts

At Bellerophon:	At LifeSci Advisors:
Fabian Tenenbaum, Executive Officer	Brian Ritchie
(908) 574-4767	(212) 915-2578
britchie@lifesciadvisors.com